SUB-ITEM 77K

                        CHANGE IN CERTIFYING ACCOUNTANT

                        AIM INVESTMENT SECURITIES FUNDS



KPMG LLP were previously the independent public accountants for all the portfolios (the "Funds") of AIM Investment Securities Funds (the "Trust"). Due to an investment in another AIM Fund, which KPMG LLP represented to the Funds was inadvertant, and new SEC rules regarding auditor independence, KPMG LLP resigned as of December 28, 2000. The Board of Trustees of the Trust, upon recommendation of its Audit Committee, accepted the resignation of KPMG LLP and appointed Ernst & Young LLP as independent public accountants for the Trust. KPMG LLP had served as independent public accountants for the year ended July 31, 2000. The audit report of KPMG LLP on the financial statements of the Funds for the year ended July 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit for the year ended July 31, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

Neither the Trust nor anyone on its behalf consulted with Ernst & Young LLP at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Funds' financial statements.

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March 13, 2001


Securities and Exchange Commission
Washington, D.C. 20549


We were previously accountants for AIM Investment Securities Funds and, under the date of September 1, 2000, we reported on the financial statements of the portfolios of AIM Investment Securities Funds as of and for the period ended July 31, 2000. On December 28, 2000 we resigned. We have read AIM Investment Securities Funds' statements included under Sub-Item 77K in its Amended Form N-SAR and we agree with such statements.

Very truly yours,

/s/ KPMG LLP